Exhibit 99.3

Squawk on the Street

January 4, 2013

Simon Hobbs: “Halftime Report” at the top of the hour. It’s been a big week no doubt for Zipcar. It kicked off the week announcing a deal that would transition Zipcar into a subsidiary of Avis Budget Rental, effectively they’re buying it for half a billion dollars. Zipcar is meanwhile launching a new ‘Access Plan’, which will let members in select cities drive Zip cars and Zip vans with no annual fee. Scott Griffith is the Chairman and CEO of Zipcar who joins us exclusively on CNBC, good morning.

Scott Griffith: Morning, thanks.

Simon Hobbs: A big morning. I mean we’ll talk about the deal in a moment, but first let’s talk about what you are actually announcing today which is that in Canada, and I believe it is a pilot project, basically people get access to the fleet for free during the week, they don’t have to pay an annual membership fee. Is that right?

Scott Griffith: That is exactly what we are doing. What we are trying to do is open up to make a trial of our service much easier, and we are limiting it to weekdays only and you get access to our fleet plus the Zip vans that we now have in many cities. So it gives the opportunity to lower that barrier for people that are thinking about it, they weren’t quite ready yet, they’re just getting (inaudible).

Simon Hobbs: Obviously you’re under pressure from a lot of competitors coming in, they don’t have fees, why now? Is it because you’ve got- it’s 20% of your revenue, membership fees. Are you doing it now because you have the bid under the stock or the takeover?

Scott Griffith: No, we have planned this. In fact we planned this last quarter. We announced it today. We’ve actually been trialing this for a couple of weeks. So it’s both a trial program plus a retention program. And in terms of fees- fees are an important part of our model. We have the leading brand, we have the best technology and we think we can maintain the fee structure and we make an easy upgrade path once you try us with no annual fees we go to weekend, you just pay the fee and go into the weekend.

Simon Hobbs: Let’s talk about the deal. Half a billion dollars from Avis. I silenced some of your critics, notably Chris Agnew from MKM, who was always worried about your ability to fund your growth overseas, that you’d have a higher cost structure with new people entering the market. But the fact is that you’re going to sell-out now at a 32% discount to the IPO, and in fact you’re going to sell out at half of what the shares were valued at shortly after the IPO. Is that an admission from you that economies of scale are just too important and you had to dive in with a partner?

Scott Griffith: Well here’s what we looked at: what does the customer want and how can we deliver that best? Is it best as an independent company? Is it best as part of Avis Budget? We looked at quite a few options, quite frankly. And what we found is that speed and scale really, really matter now. We understand that more services under our common brand would be highly attractive to the customer base that we serve. And we think that is best done under this deal that we are doing today. I think it is a game changer, we think it is a game changer in personal mobility. Our ability to scale faster, offer trip types in more places faster is going to come from this deal. I think it is also an acknowledgement that we’ve really started a revolution here.

Melissa Lee: Well maybe it’s also an acknowledgement that perhaps your critics got part of that criticism right in that you needed a deeper pocketed partner or backer in order to expand to the scale that you thought that you would. I mean, your IPO wasn’t too long ago and in that IPO roadshow you had a multi-year expansion plan. Between that time and the time you sold to Avis, what happened that changed your view of the world so much? So where you go from ‘we’re going to expand aggressively on our own’ to ‘we need an Avis as a partner.’

Scott Griffith: Well I think the pace of change in this industry, in the whole personal mobility space, has accelerated phenomenally quickly since we did the IPO, in fact. Look at new services that are coming in now. Some of the OEM’s are trying to get into the space. Even Uber. I’m sure you’re familiar with Uber. The consumer, especially the urban consumer that is always on using mobile phones, they’re accessing mobility by the trip across an array of services now. Whether it’s Zipcar or Uber or bike sharing. And we think the infrastructure that we can put together, plus our brand of Avis plus Zipcar, puts us in the pole position to lead that trend. That’s where the consumer wants to go and that’s a decision we made.

Simon Hobbs: You created a seamless customer experience. That’s very unusual in the sector and you should take great pleasure from that. You’ve “Amazoned” part of travel and leisure. Let me just ask you one more question before you go, which is the question that everyone asks me. Are rates going to go up – is Avis going to jack up your rates and secondly, what happens particularly at the younger people, 18 to 21, who you do allow to use your service. And Avis, unless forced by local state legislation, does not and if they do they’ll charge them $50 extra a day.

Scott Griffith: Well look, I’m not sure I can get to the specific questions you’re asking but here’s the diligence I did to see how this deal might work out. You know, does Avis Budget, and Ron Nelson and his team, do they really understand that we have to protect the brand? That is so important in this business model and that we have to protect the user and customer experience that we have developed. That is the essence – that is the secret sauce of Zipcar and I believe they will leave this as a standalone subsidiary. We’re going to get to call our own shots and we’re going to continue to serve the age groups that we have. I think this is going to be better because our cost structure will likely improve. We’ll have more trip types, more places, faster, globally. It’s exciting. This is a gamechanger and a complete validation of the revolution that we started many years ago at zipcar.

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